EXHIBIT 4.1

LOAN NO.: 26-5950521                                       GREENBRIER APARTMENTS
                                                        FREDERICKSBURG, VIRGINIA

                                 PROMISSORY NOTE

$12,750,000.00                                                    March 23, 2001


         FOR VALUE RECEIVED, the undersigned, CRIT-VA II, INC., a Virginia corporation, ("Maker"), having an address at 306 East Main Street, Richmond, Virginia 23219, promises to pay to the order of FIRST UNION NATIONAL BANK, a national banking association ("Payee"), at the office of Payee at One First Union Center, 301 South College Street, Mailcode NC 0166 Charlotte, North Carolina 28288, Attention: Contract Finance or at such other place as Payee may designate to Maker in writing from time to time, the principal sum of Twelve Million Seven Hundred Fifty Thousand and No/100 Dollars ($12,750,000.00), together with interest on so much thereof as is from time to time outstanding and unpaid, from the date of the advance of the principal evidenced hereby, at the rate of six and ninety-nine one-hundredths percent (6.99%) per annum (the "Note Rate"), together with all other amounts due hereunder or under the other Loan Documents (as defined in the Security Instrument), in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

                        ARTICLE I. - TERMS AND CONDITIONS

         1.1. Computation of Interest. Interest shall be computed hereunder based on a 360-day year and based on the actual number of days elapsed for any month in which interest is being calculated. Interest shall accrue from the date on which funds are advanced hereunder (regardless of the time of day) through and including the day on which funds are credited pursuant to Section 1.2 hereof.

         1.2. Payment of Principal and Interest. Payments in federal funds immediately available at the place designated for payment received by Payee prior to 2:00 p.m. local time at said place of payment on a business day shall be credited prior to close of business, while other payments, at the option of Payee, may not be credited until immediately available to Payee in federal funds at the place designated for payment prior to 2:00 p.m. local time at said place of payment on a business day. The term "business day" when used herein shall mean a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in New York, New York are authorized by law to be closed. Interest only shall be payable in consecutive monthly installments in the amount set forth on Annex 1 attached hereto and incorporated herein by this reference, beginning on the first day of the second full calendar month following the date of this Note (or on the first day of the first full calendar month following the date hereof, in the event the advance of the principal amount evidenced by this
Note is the first day of a calendar month) (the "First Payment Date"), and continuing on the first day of each and every calendar month thereafter through and including April 1, 2002, and,

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thereafter,   principal   and  interest   shall  be  payable  in  equal  monthly
installments of $85,611.79 each, beginning on May 1, 2002, and continuing on the first day of every calendar month thereafter through and including March 1, 2011 (each, a "Payment Date"). On April 1, 2011 (the "Maturity Date"), the entire outstanding principal balance hereof, together with all accrued but unpaid interest thereon, shall be due and payable in full.

         1.3. Application of Payments. So long as no Event of Default (as hereinafter defined) exists hereunder or under any other Loan Document, each such monthly installment shall be applied first, to any amounts hereafter advanced by Payee hereunder or under any other Loan Document, second, to any late fees and other amounts payable to Payee, third, to the payment of accrued interest and last to reduction of principal.

         1.4. Payment of "Short Interest". If the advance of the principal amount evidenced by this Note is made on a date other than the first day of a calendar month, Maker shall pay to Payee contemporaneously with the execution hereof interest at the Note Rate for a period from the date hereof through and including the last day of this calendar month.

         1.5.     Prepayment;  Defeasance.

                  (a) This Note may not be prepaid, in whole or in part (except as otherwise specifically provided herein), at any time. In the event that Maker wishes to have the Security Property (as hereinafter defined) released from the lien of the Security Instrument (as hereinafter defined), Maker's sole option shall be a Defeasance (as hereinafter defined) upon satisfaction of the terms and conditions set forth in Section 1.5(d) hereof. This Note may be prepaid in whole but not in part without premium or penalty on any Payment Date occurring within three (3) months prior to the Maturity Date provided (i) written notice of such prepayment is received by Payee not more than ninety (90) days and not less than thirty (30) days prior to the date of such prepayment, and (ii) such prepayment is accompanied by all interest accrued hereunder through and including the date of such prepayment and all other sums due hereunder or under the other Loan Documents. If, upon any such permitted prepayment on a Payment Date occurring within three (3) months prior to the Maturity Date, the aforesaid prior written notice has not been timely received by Payee, there shall be due a prepayment fee equal to, an amount equal to the lesser of (i) thirty (30) days' interest computed at the Note Rate on the outstanding principal balance of this Note so prepaid and (ii) interest computed at the Note Rate on the outstanding principal balance of this Note so prepaid that would have been payable for the period from, and including, the date of prepayment through the Maturity Date of this Note as though such prepayment had not occurred.

                  (b) If, prior to the date which is two (2) years after the "startup day," within the meaning of Section 860G(a) (9) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute (the "Code"), of a "real estate mortgage investment conduit" (a "REMIC"), within the meaning of Section 860D of the Code, that holds this Note (the "Lockout Expiration Date"), the indebtedness evidenced by this Note shall have been declared due and payable by Payee pursuant to Article II hereof or the provisions of any other Loan Document due to the existence of an Event of Default (as defined in the Security Instrument) by Maker, then, in addition to the indebtedness evidenced by this Note being


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

immediately due and payable, there shall also then be immediately due and payable a sum equal to the interest which would have accrued on the principal balance of this Note at the Note Rate from the date of such acceleration to the Lock-out Expiration Date, together with a prepayment fee in an amount equal to the Yield Maintenance Premium (as hereinafter defined) based on the entire indebtedness on the date of such acceleration. If such acceleration is on or following the Lock-out Expiration Date, the Yield Maintenance Premium shall also then be immediately due and payable as though Maker were prepaying the entire indebtedness on the date of such acceleration. In addition to the amounts described in the two preceding sentences, in the event of any such acceleration or tender of payment of such indebtedness occurs or is made on or prior to the first (1st) anniversary of the date of this Note, there shall also then be immediately due and payable an additional prepayment fee of three percent (3%) of the principal balance of this Note. The term "Yield Maintenance Premium" shall mean an amount equal to the greater of (A) two percent (2.0%) of the principal amount being prepaid, and (B) the present value of a series of payments each equal to the Payment Differential (as hereinafter defined) and payable on each Payment Date over the remaining original term of this Note and on the Maturity Date, discounted at the Reinvestment Yield (as hereinafter defined) for the number of months remaining as of the date of such prepayment to each such Payment Date and the Maturity Date. The term "Payment Differential" shall mean an amount equal to (i) the Note Rate less the Reinvestment Yield, divided by (ii) twelve (12) and multiplied by (iii) the principal sum outstanding under this Note after application of the constant monthly payment due under this Note on the date of such prepayment, provided that the Payment Differential shall in no event be less than zero. The term "Reinvestment Yield" shall mean an amount equal to the lesser of (i) the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to the Maturity Date, or (ii) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the indebtedness evidenced by this Note, with each such yield being based on the bid price for such issue as published in the Wall Street Journal on the date that is fourteen (14) days prior to the date of such prepayment set forth in the notice of prepayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. In the event that any prepayment fee is due hereunder, Payee shall deliver to Maker a statement setting forth the amount and determination of the prepayment fee, and, provided that Payee shall have in good faith applied the formula described above, Maker shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error, which calculation may be made by Payee on any day during the fifteen (15) day period preceding the date of such prepayment. Payee shall not be obligated or required to have actually reinvested the prepaid principal balance at the Reinvestment Yield or otherwise as a condition to receiving the prepayment fee.

                  (c) Partial prepayments of this Note shall not be permitted, except for partial prepayments resulting from Payee's election to apply insurance or condemnation proceeds to reduce the outstanding principal balance of this Note as provided in the Security Instrument, in which event no prepayment fee or premium shall be due unless, at the time of either Payee's receipt of such proceeds or the application of such proceeds to the outstanding principal balance of this Note, an Event of Default, or an event which, with notice or the passage of time, or both, would constitute an Event of Default, shall have occurred, which default or Event of Default is unrelated to the applicable casualty or condemnation, in which event the applicable prepayment


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

fee or premium shall be due and payable based upon the amount of the prepayment. No notice of prepayment shall be required under the circumstances specified in the preceding sentence. No principal amount repaid may be reborrowed. Any such partial prepayments of principal shall be applied to the unpaid principal balance evidenced hereby but such application shall not reduce the amount of the fixed monthly installments required to be paid pursuant to Section 1.2 above until all principal is paid in full. Except as otherwise expressly provided in this Section 1.5(c) and in Section 1.5(b) above, the prepayment fees provided above shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of this Note is paid prior to the Maturity Date, whether such prepayment is voluntary or involuntary, including, without limitation, if such prepayment results from Payee's exercise of its rights upon the occurrence and continuances of an Event of Default by Maker and acceleration of the Maturity Date of this Note (irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other Loan Documents. No tender of a prepayment of this Note with respect to which a prepayment fee is due shall be effective unless such prepayment is accompanied by the applicable prepayment fee.

                  (d) (i) At any time after the Lockout Expiration Date, and provided no Event of Default has occurred and is continuing hereunder or under any of the other Loan Documents, at Maker's option, Payee shall cause the release of the Security Property from the lien of the Security Instrument and the other Loan Documents specifically related to this Note (a "Defeasance") upon the satisfaction of the following conditions:

                           (A) Maker  shall give not more than ninety (90) days'
                  or less than sixty (60) days' prior written notice to Payee specifying the date Maker intends for the Defeasance to be consummated (the "Release Date"), which date shall be a Payment Date.

                           (B) All  accrued  and unpaid  interest  and all other
                  sums due under this Note and under the other Loan Documents specifically related to this Note up to and including the Release Date shall be paid in full on or prior to the Release Date.

                           (C) Maker  shall  deliver to Payee on or prior to the
Release Date:

                           (1) a sum of money in immediately available funds (the "Defeasance Deposit") equal to one hundred twenty-five percent (125%) of the outstanding principal balance of this Note plus an amount, if any, which together with the outstanding principal balance of this Note, shall be sufficient to enable Payee to purchase, through means and sources customarily employed and available to Payee, for the account of Maker, direct, non-callable obligations of the United States of America that provide for payments prior, but as close as possible, to all successive monthly Payment Dates occurring after the Release Date and to the Maturity Date, with each such payment being equal to or greater than the amount of the corresponding


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

                                    installment  of  principal  and/or  interest
                                    required   to  be  paid   under   this  Note
                                    (including,  but not limited to, all amounts
                                    due on the Maturity Date) for the balance of
                                    the    term    hereof    (the    "Defeasance
                                    Collateral"),  each of  which  shall be duly
                                    endorsed  by the holder  thereof as directed
                                    by  Payee  or   accompanied   by  a  written
                                    instrument of transfer in form and substance
                                    satisfactory to Payee in its sole discretion
                                    (including,    without   limitation,    such
                                    instruments   as  may  be  required  by  the
                                    depository    institution    holding    such
                                    securities  or the  issuer  thereof,  as the
                                    case  may  be,  to   effectuate   book-entry
                                    transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Security Agreement (as hereinafter defined) the first priority security interest in the Defeasance Collateral in favor of Payee in conformity with all applicable state and federal laws governing granting of such security interests.

                           (2) A pledge and security agreement, in form and substance satisfactory to Payee in its sole discretion, creating a first priority security interest in favor of Payee in the Defeasance Collateral (the "Defeasance Security Agreement"), which shall provide, among other things, that any excess received by Payee from the Defeasance Collateral over the amounts payable by Maker hereunder shall be refunded to Maker promptly after each monthly Payment Date.

                           (3) A certificate of Maker certifying that all of the requirements of Maker set forth in this subsection 1.5(d)(i) have been satisfied.

                           (4) An opinion of counsel for Maker in form and substance and delivered by counsel reasonably satisfactory to Payee in its sole discretion stating, among other things, that
                                    (w) Payee  has a  perfected  first  priority
                                    security    interest   in   the   Defeasance
                                    Collateral,   (x)  the  Defeasance  Security
                                    Agreement is  enforceable  against  Maker in
                                    accordance   with   its   terms,   (y)   the
                                    contemplated  defeasance  will not result in
                                    any deemed  exchange of the Note pursuant to
                                    Section  1001  of  the  Code  and  will  not
                                    adversely   affect  the  Note's   status  as
                                    indebtedness for Federal income tax purposes
                                    and  (z) any  trust  formed  as a  REMIC  in
                                    connection    with   a   Secondary    Market
                                    Transaction  (as  defined  in  the  Security
                                    Instrument)  will not fail to  maintain  its
                                    status   as  REMIC  as  a  result   of  such
                                    defeasance  or  be  subject  to a  tax  on a
                                    prohibited    transaction    under   Section
                                    860(f)(a) of the Code.

                           (5) Maker and any guarantor or indemnitor of Maker's obligations under the Loan Documents for which Maker has recourse liability executes and delivers to Payee such documents and agreements as


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

                                    Payee shall  reasonably  require to evidence
                                    and  effectuate  the  ratification  of  such
                                    recourse    liability    and   guaranty   or
                                    indemnity, respectively; provided that Maker
                                    and each such guarantor or indemnitor  shall
                                    be  released  and  relieved  from any of its
                                    obligations  under  this  Note and the other
                                    Loan  Documents  and under any  guaranty  or
                                    indemnity  agreement  executed in connection
                                    with the loan evidenced by this Note for any
                                    acts  or  events  occurring  or  obligations
                                    arising  after a  Defeasance  which  are not
                                    caused by or  arising  out of an any acts or
                                    events  occurring  or  obligations   arising
                                    prior   to   or   simultaneously    with   a
                                    Defeasance.

                           (6) Evidence from any Rating Agency (as defined in the Security Instrument) confirming that such Defeasance and release of the Security Property from the lien of the Security Instrument and the cross-default and cross-collateralization  provisions  of  the
                                    Contemporaneous Mortgages (as defined in the
                                    Security   Instrument)  and  Contemporaneous
                                    Assignments  (as  defined  in  the  Security
                                    Instrument)    shall   not   result   in   a
                                    requalification,  reduction,  downgrade,  or
                                    withdrawal of any rating initially  assigned
                                    or  to be  assigned  in a  Secondary  Market
                                    Transaction,  or if no such  rating has been
                                    issued, in Payee's good faith judgment, such
                                    Defeasance  shall not have an adverse affect
                                    on  the  level  of  rating   obtainable   in
                                    connection with the loan evidenced hereby.

                           (7)      Such  other   certificates,   documents   or
                                    instruments as Payee may reasonably require.

                           (8) Payment of all reasonable fees, costs, expenses and charges incurred by Payee in connection with the Defeasance of the Security Property and the purchase of the Defeasance Collateral, including, without limitation, all reasonable legal fees and costs and expenses incurred by Payee or its agents in connection with release of the Security Property, review of the proposed Defeasance Collateral and preparation of the Defeasance Security Agreement and related documentation, any revenue, documentary, stamp, intangible or other taxes, charges or fees due in connection with substitution of the Defeasance Collateral for the Security Property shall be paid on or before the Release Date. Without limiting Maker's obligations with respect thereto, Payee shall be entitled to deduct all such fees, costs, expenses and charges from the Defeasance Deposit to the extent of any portion of the Defeasance Deposit which exceeds the amount necessary to purchase the Defeasance Collateral.

                           (9) Evidence in writing from the applicable rating agencies stating that the defeasance will not result in downgrading, withdrawal, or


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

                                    qualification  of the  respective  rating in
                                    effect  immediately prior to such defeasance
                                    event   for   any   securities   issued   in
                                    connection with the securitization which are then outstanding.

                           (D) In connection with the Defeasance Deposit,  Maker
                  hereby authorizes and directs Payee using the means and sources customarily employed and available to Payee to use the Defeasance Deposit to purchase for the account of Maker the Defeasance Collateral. Furthermore, the Defeasance Collateral shall be arranged such that payments received from such Defeasance Collateral shall be paid directly to Payee to be applied on account of the indebtedness of this Note. Any part of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral and to pay the other and related costs Maker is obligated to pay under this Section 1.5 shall be refunded to Maker.

                           (E) After giving effect, and as a condition precedent, to the release of the Security Property from the lien of the Deed of Trust, (x) the debt service coverage ratio, as determined by Payee in connection with its customary underwriting practices and procedures with respect to the Other Mortgaged Properties (as defined in the Security
                  Instrument) which remain subject to the lien of the Contemporaneous Mortgages after the release of the Security Property is not less than the greater of (1) the debt service coverage ratio for the Security Property and all of the Other Mortgaged Properties immediately prior to the release or (2) the debt service coverage ratio of the Security Property and all Other Mortgaged Properties at the time of closing of the loan evidenced hereby (but in no event less than 1.25:1), and
                  (y) the loan to value ratio of the Other Mortgaged Properties which remain encumbered by the Contemporaneous Mortgages after the release of the Security Property, as reasonably determined by Payee based on an appraisal prepared by an MAI appraiser satisfactory to Payee at Maker's cost (and when determining the value, talking into account any limitations in the Security Instrument or any Contemporaneous Mortgages on the principal amount secured by the Security Instrument or any Contemporaneous Mortgage), is not greater than 75%.

                  (ii) Upon compliance with the requirements of subsection 1.5(d)(i), the Security Property shall be released from the lien of the Security Instrument and the other Loan Documents, including, without limitation the cross-default and cross-collateralization provisions of the Contemporaneous Mortgages and Contemporaneous Assignments, and the Defeasance Collateral shall constitute collateral which shall secure this Note and all other obligations under the Loan Documents, including without limitation the Contemporaneous Notes (as defined in the Security Instrument), the Contemporaneous Mortgages and Contemporaneous Assignments. Payee will, at Maker's reasonable expense, execute and deliver any agreements reasonably requested by Maker to release the lien of the Security Instrument from the Security Property.

                  (iii) Upon the release of the Security Property in accordance with this Section 1.5(d), Maker shall assign all its obligations and
         rights  under  this  Note,   together   with  the


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

         pledged Defeasance Collateral, to a newly created successor entity which complies with the terms of Section 1.33 of the Security
         Instrument designated by Maker and approved by Payee in its sole discretion. Such successor entity shall execute an assumption agreement in form and substance satisfactory to Payee in its sole discretion pursuant to which it shall assume Maker's obligations under this Note and the Defeasance Security Agreement. As conditions to such assignment and assumption, Maker shall (x) deliver to Payee an opinion of counsel in form and substance and delivered by counsel satisfactory to Payee in its sole discretion stating, among other things, that such assumption agreement is enforceable against Maker and such successor entity in accordance with its terms and that this Note and the Defeasance
         Security Agreement as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (y) pay all costs and expenses (including, but not limited to, reasonable legal fees) incurred by Payee or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Upon such assumption, Maker shall be relieved of its obligations hereunder, under the other Loan Documents other than as specified in Section 1.5(d)(C)(5) above and under the Defeasance Security Agreement.

                  (iv) As consideration for Payee's agreement to modify the single asset provisions of Section 1.33 of the Security Instrument, and permit Maker to own all of the Security Property and the Other Mortgaged Properties, in the event of a Defeasance in accordance with this Section 1.5(d), Maker must convey the Security Property to a different ownership entity (with neither the Security Property nor the proposed new ownership entity being owned by Maker).

         1.6. Security; Cross-Collateralization. The indebtedness evidenced by this Note and the obligations created hereby are secured by, among other things, that certain mortgage, deed of trust or deed to secure debt and security agreement (the "Security Instrument") from Maker for the benefit of Payee, dated of even date herewith, covering property located in the City of Fredericksburg, Virginia, and the Contemporaneous Mortgages and the Contemporaneous Assignments. Some of the Loan Documents are to be filed for record on or about the date hereof in the appropriate public records. Maker acknowledges that Payee has made the loan evidenced by this Note to Maker upon the security of its collective interest in the Security Property and the Other Mortgaged Properties and in reliance upon the aggregate of the Security Property and the Other Mortgaged Properties taken together being of greater value as collateral security than the sum of the Security Property and Other Mortgaged Properties taken separately. Maker agrees that this Note and the Security Instrument are and will be cross-collateralized and cross-defaulted with the Contemporaneous Notes, the Contemporaneous Mortgages and Contemporaneous Assignments.

                              ARTICLE II. - DEFAULT

         2.1. Events of Default; Cross-Default. It is hereby expressly agreed that should any default occur in the payment of principal or interest as stipulated above and such payment is not made within seven (7) days of the date such payment is due (provided that no grace period is provided for the payment of principal and interest due on the Maturity Date), or should any other

Event of Default occur and be continuing, the indebtedness evidenced hereby, including all sums advanced or accrued hereunder or under any other Loan Document, and all unpaid interest accrued thereon, shall, at the option of Payee and without notice to Maker, at once become due and payable and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity.

         2.2. Late Charges. In the event that any payment is not received by Payee within seven (7) days of the date when due, then, in addition to any default interest payments due hereunder, Maker shall also pay to Payee a late charge in an amount equal to five percent (5%) of the amount of such overdue payment.

         2.3. Default Interest Rate. So long as any Event of Default exists hereunder, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby, and at all times after maturity of the indebtedness evidenced hereby (whether by acceleration or otherwise), interest shall accrue on the outstanding principal balance of this Note, from the date due until the date credited, at a rate per annum equal to four percent (4%) in excess of the Note Rate, or, if such increased rate of interest may not be collected under applicable law, then at the maximum rate of interest, if any, which may be collected from Maker under applicable law (the "Default Interest Rate"), and such default interest shall be immediately due and payable.

         2.4. Maker's Agreements. Maker acknowledges that it would be extremely difficult or impracticable to determine Payee's actual damages resulting from any late payment or default, and such late charges and default interest are reasonable estimates of those damages and do not constitute a penalty. The remedies of Payee in this Note or in the Loan Documents, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together, in Payee's discretion.

         2.5. Maker to Pay Costs. In the event that this Note, or any part hereof, is collected by or through an attorney-at-law, Maker agrees to pay all costs of collection, including, but not limited to, reasonable attorneys' fees.

         2.6. Exculpation. Notwithstanding anything in this Note or the Loan Documents to the contrary, but subject to the qualifications hereinbelow set forth, Payee agrees that:

                  (a) Maker shall be liable upon the indebtedness evidenced hereby and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security provided for in the Loan Documents, the same being all properties (whether real or personal), rights, estates and interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Maker under the Loan Documents pursuant to the terms thereof (collectively, the "Security Property");

                  (b) if a default occurs in the timely and proper payment of all or any part of such indebtedness evidenced hereby or in the timely and proper performance of the other obligations of Maker under the Loan Documents, any judicial proceedings brought by Payee against Maker shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Maker under the Loan Documents pursuant to the terms thereof, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Maker other than the Security Property, except with respect to the liability described below in this section; and

                  (c) in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests with respect to the Security Property securing the payment of this Note and/or the other obligations of Maker under the Loan Documents, no judgment for any deficiency upon the indebtedness evidenced hereby shall be sought or obtained by Payee against Maker, except with respect to the liability described below in this section; provided, however, that, notwithstanding the foregoing provisions of this section, Maker shall be fully and personally liable and subject to legal action
(i) for misapplication or misappropriation by Maker of proceeds paid under any insurance policies (or paid to Maker as a result of any other claim or cause of action against any person or entity) by reason of damage, loss or destruction to all or any portion of the Security Property, to the full extent of such proceeds not previously delivered to Payee, but which, under the terms of the Loan Documents, should have been delivered to Payee, (ii) for misapplication or misappropriation by Maker of proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of all or any portion of the Security Property, to the full extent of such proceeds or awards not previously delivered to Payee, but which, under the terms of the Loan Documents, should have been delivered to Payee, (iii) for misapplication or misappropriation by Maker of all tenant security deposits or other refundable deposits paid to or held by Maker or any other person or entity under the control or direction of Maker, if any, in connection with leases of all or any portion of the Security Property which are not applied in accordance with the terms of the applicable lease or other agreement, (iv) for misapplication or misappropriation of rent and other payments received from tenants under leases of all or any portion of the Security Property paid more than one (1) month in advance, (v) for misapplication or misappropriation by Maker of rents, issues, profits and revenues of all or any portion of the Security Property received by Maker or any other person or entity under the control or direction of Maker that are applicable to a period after the occurrence and continuance of any Event of Default or any event which, with notice or the passage of time, or both, would constitute an Event of Default, hereunder or under the Loan Documents which are not either applied to the ordinary and necessary expenses or capital expenditures in connection with owning and operating the Security Property or paid to Payee or otherwise as contemplated or permitted by the Loan Documents,
(vi) for waste committed on the Security Property, damage to the Security Property as a result of the intentional misconduct or gross negligence of Maker or any of its officers, general partners or members, as the case may be, Indemnitor (as defined in the Indemnity Agreement (as hereinafter defined)), or any agent or employee of any such persons, or any removal of any portion of the Security Property not repaired as required by the Loan Documents, in violation of the terms of the Loan Documents, to the full extent of the losses or damages actually incurred by Payee on account of such occurrence, (vii) for failure by Maker to pay any valid taxes, assessments, mechanic's liens, materialmen's liens or other liens which could create liens on any portion of the Security Property which would be superior to the lien or security title of the Security Instrument or the other Loan Documents except, with respect to any such taxes or assessments, to the extent that funds have been deposited with Payee pursuant to the terms of the Security Instrument specifically for the applicable taxes or assessments and not applied by Payee to pay such taxes and assessments, (viii) for all obligations and indemnities of

Maker under Section 1.31 of the Security Instrument and the Environmental Indemnity Agreement (as hereinafter defined) relating to hazardous or toxic substances or radon or compliance with environmental laws and regulations, and
(ix) for fraud, material misrepresentation or failure to disclose a material fact by Maker or any of its officers, general partners or members, as the case may be, Indemnitor or any agent, employee or other person authorized to make statements, representations or disclosures on behalf of Maker, any officer, general partner or member, as the case may be, of Maker or Indemnitor, to the full extent of any losses, damages and expenses actually incurred by Payee on account thereof. Nothing contained in this section shall (1) be deemed to be a release or impairment of the indebtedness evidenced by this Note or the other obligations of Maker under the Loan Documents or the lien of the Loan Documents upon the Security Property, or (2) preclude Payee from foreclosing the Loan Documents in case of any Event of Default or from enforcing any of the other rights of Payee except as stated in this section, or (3) limit or impair in any way whatsoever (A) the Indemnity and Guaranty Agreement (the "Indemnity Agreement") or (B) the Environmental Indemnity Agreement (the "Environmental Indemnity Agreement"), each of even date herewith executed and delivered in connection with the indebtedness evidenced by this Note or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to the Indemnity Agreement or the Environmental Indemnity Agreement.

         Notwithstanding anything to the contrary in this Note, the Security Instrument or any of the other Loan Documents, Payee shall not be deemed to have waived any right which Payee may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness evidenced hereby or secured by the Security Instrument or any of the other Loan Documents or to require that all collateral shall continue to secure all of the indebtedness owing to Payee in accordance with this Note, the Security Instrument and the other Loan Documents.

                        ARTICLE III. - GENERAL CONDITIONS

         3.1. No Waiver; Amendment. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by any applicable laws; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Payee agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         3.2. Waivers. Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices are hereby waived by Maker. Maker hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and of each state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note or the other Loan Documents.

         3.3. Limit of Validity. The provisions of this Note and of all agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, including, but not limited to, the Loan Documents, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of this Note or otherwise, shall the amount contracted for, charged, taken, reserved, paid or agreed to be paid to Payee for the use, forbearance or detention of the money loaned under this Note ("Interest") exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, performance or fulfillment of any provision hereof or of any agreement between Maker and Payee shall, at the time performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by law or otherwise transcend the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be performed or fulfilled shall be reduced to such limit, and if, from any circumstance whatsoever, Payee shall ever receive anything of value deemed Interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive Interest shall be applied to the reduction of the principal balance owing under this Note in the inverse order of its maturity (whether or not then due) or, at the option of Payee, be paid over to Maker, and not to the payment of Interest. All Interest (including any amounts or payments judicially or otherwise under the law deemed to be Interest) contracted for, charged, taken, reserved, paid or agreed to be paid to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note, including any extensions and renewals hereof until payment in full of the principal balance of this Note so that the Interest thereon for such full term will not exceed at any time the maximum amount permitted by applicable law. Additionally, to the extent permitted by applicable law now or hereafter in effect, Payee may, at its option and from time to time, implement any other method of computing the maximum lawful rate under the law of the State in which the Security Property is located or under other applicable law by giving notice, if required, to Maker as provided by applicable law now or hereafter in effect. This Section 3.3 will control all agreements between Maker and Payee.

         3.4. Use of Funds. Maker hereby warrants, represents and covenants that the funds disbursed hereunder shall be used for business purposes.

         3.5. Unconditional Payment. Maker is and shall be obligated to pay principal, interest and any and all other amounts which become payable hereunder or under the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Payee hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Maker and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

         3.6. Governing Law. THIS NOTE SHALL BE INTERPRETED, CONSTRUED AND ENFORCED ACCORDING TO THE LAWS OF THE STATE IN WHICH THE SECURITY PROPERTY IS LOCATED.

         3.7. Waiver of Jury Trial. MAKER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE DEBT EVIDENCED BY THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF PAYEE OR MAKER, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH PAYEE OR MAKER, IN EACH OR THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

         3.8. Secondary Market. Payee may sell, transfer and deliver the Loan Documents to one or more investors in the secondary mortgage market. In connection with such sale, Payee may retain or assign responsibility for servicing the loan evidenced by this Note or may delegate some or all of such responsibility and/or obligations to a servicer, including, but not limited to, any subservicer or master servicer, on behalf of the investors.

         3.9. Dissemination of Information. If Payee determines at any time to sell, transfer or assign this Note, the Security Instrument and the other Loan Documents, and any or all servicing rights with respect thereto, or to grant participations therein (the "Participations") or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the "Securities"), Payee may forward to each purchaser, transferee, assignee, servicer, participant, investor, or their respective successors in such Participations and/or Securities (collectively, the "Investor") or any Rating Agency (as defined in the Security Instrument) rating such Securities, each prospective Investor and each of the foregoing's respective counsel, all documents and information which Payee now has or may hereafter acquire relating to the debt evidenced by this Note and to Maker, Indemnitor and the Security Property, which shall have been furnished by Maker or Indemnitor as Payee determines necessary or desirable.

                     ARTICLE IV. - MISCELLANEOUS PROVISIONS

         4.1. The terms and provisions hereof shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law. All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provisions hereof. Time is of the essence with respect to all provisions of this Note. This Note and the other Loan Documents contain the entire agreements between the parties hereto relating to the subject matter hereof and thereof and all prior agreements relative hereto and thereto which are not contained herein or therein are terminated.

         4.2.     Maker's Tax Identification Number is 54-2014536.

             [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.


                                     MAKER:

                                           CRIT-VA II, INC.,
                                           a Virginia corporation


                                           By:/s/ Stanley J. Olander, Jr.
                                              ----------------------------------
                                              Name:      Stanley J. Olander, Jr.
                                              Title:     Vice President

                                     ANNEX 1
                                       TO
                                 PROMISSORY NOTE
                               LOAN NO. 26-5950521


                                    [Omitted]